UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida		33913
(Address of principal executive offices)		(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On October 20, 2015, NeoGenomics, Inc. (“NeoGenomics”), NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”) and GE Medical Holding AB (“GE Medical”), a subsidiary of General Electric Company (“GE”) entered into a Stock Purchase Agreement (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, NeoGenomics Laboratories, a wholly owned subsidiary of NeoGenomics, will acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc. and its wholly-owned subsidiary Clarient Diagnostics Services, Inc. (“Clarient”) for (i) cash consideration of $80.0 million, (ii) 15,000,000 shares of NeoGenomics common stock, par value $0.001 per share (the “NEO Common Shares”), and (c) 14,666,667 shares of NeoGenomics Series A convertible preferred stock, par value $0.001 per share (the “NEO Preferred Shares”, and together with the NEO Common Shares, the “NEO Shares”), as such number of shares may be adjusted as described in the Purchase Agreement (the “Transaction”).

NeoGenomics has the right to increase the amount of the cash portion of the purchase price by up to $110.0 million by delivering notice to GE Medical not later than two business days prior to the closing date of the Transaction. Any such increase in the cash consideration will result in a corresponding reduction in the number of shares of Series A Preferred Stock to be issued as consideration by an amount calculated by dividing the amount of any such increase in the cash consideration by $7.50, which is the initial conversion price and liquidation preference of the Series A Preferred Stock. The cash to be paid at the closing of the Transaction will be adjusted to account for any increase in the cash portion of the purchase price as discussed in the preceding sentence, estimated differences in working capital at the closing of the Transaction compared to the target working capital of $27.0 million, certain indebtedness of Clarient, and cash and cash equivalents of Clarient. It is anticipated that GE Medical and Clarient will satisfy all indebtedness of Clarient and distribute all of Clarient’s cash to GE Medical immediately prior to closing. The NEO Common Shares would represent 19.8% of NeoGenomics’ post-closing issued and outstanding shares of common stock, and the NEO Shares would represent 32.9% of NeoGenomics’ post-closing voting power, in each case based on 60,608,614 shares of common stock and no shares of preferred stock issued and outstanding as of October 15, 2015.

The closing of the Transaction is subject to various customary closing conditions, including, among others, (1) approval by NeoGenomics’ stockholders of the issuance of the NEO Shares, the approval of amendments to the NeoGenomics Articles of Incorporation to increase the number of authorized shares of common stock and preferred stock, and the approval of the Transaction, (2) the absence of any order of any governmental authority that prohibits or materially restrains the Transaction and the absence of any proceeding brought by any government authority pending before any court of competent jurisdiction seeking such an order, (3) all (a) required approvals must have been obtained, (b) required notices must have been made and (c) waiting periods imposed by any government authority necessary for the consummation of the transactions must have expired or been terminated, (4) the size of the NeoGenomics Board of Directors must be 10 directors as of the closing, and there must be at least one vacancy on the Board as of the closing such that GE Medical’s nominee to the Board may be considered and appointed as set forth in the Investor Board Rights, Lockup and Standstill Agreement (as described below), (5) the NEO Common Shares to be issued to GE Medical and the shares of common stock issuable upon conversion of the NEO Preferred Shares must have been approved for listing subject to notice of issuance on the NASDAQ Capital Market; and (6) the certificate of designations authorizing the NEO Preferred Shares must have been duly and validly filed with the applicable government authority.

The Purchase Agreement contains customary representations and warranties made by each of NeoGenomics, NeoGenomics Laboratories and GE Medical. The parties have also agreed to various covenants in the Purchase Agreement, including, among other things, covenants (a) to conduct their respective operations in the ordinary course of business consistent with past practice from the date of the Purchase Agreement until the closing of the Transaction, (b) restricting, subject to certain limitations, NeoGenomics’ ability to solicit or enter into certain alternative transactions prior to closing, and (c) to use reasonable best efforts to cause their respective closing conditions to be met as promptly as practicable.

In addition, pursuant to the terms of the Purchase Agreement, the Board will be increased from eight to ten directors. One of the vacancies created by such increase will be filled by a director recommended by GE Medical for approval by the Nominating and Corporate Governance Committee of the Board pursuant to the Investor Board Rights, Lockup and Standstill Agreement.

The Purchase Agreement contains certain termination rights for both NeoGenomics and GE Medical and further provides that we must pay to GE Medical certain termination fees upon termination of the Purchase Agreement under the following circumstances:

•	In the event the Purchase Agreement is terminated by NeoGenomics or GE Medical as a result of (a) the closing of the Transaction not being completed by July 20, 2016 (the “Outside Date”) or (b) the issuance of a final, non-appealable order of any governmental authority pursuant to antitrust laws permanently restraining or prohibiting the closing, then NeoGenomics is obligated to pay GE Medical $15.0 million; provided that, (1) in the case of the preceding clause (a) only, at the time of such termination, the closing conditions relating to obtaining required approvals, providing required notices and expiration or termination of waiting periods imposed by any governmental authority shall not have been satisfied and (2) in the case of clause (b) only, GE Medical shall not be entitled to such payment if GE Medical is then in material breach of certain of its obligations relating to obtaining regulatory and other authorizations and consents.

•	In the event the Purchase Agreement is terminated by GE Medical as a result of the failure of NeoGenomics or NeoGenomics Laboratories to obtain proceeds pursuant to the commitment letters for the Credit Facilities (as defined and described below) sufficient to fund the cash consideration and all other fees and expenses as may be necessary to consummate the transactions contemplated by the Purchase Agreement when all of NeoGenomics’ conditions to closing (other than conditions which are to be satisfied by actions taken at the closing) have been satisfied, NeoGenomics is obligated to pay GE Medical $15.0 million.

•	In the event the Purchase Agreement is terminated by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the issuance of the NEO Shares or the amendments to the NeoGenomics Articles of Incorporation to increase the number of authorized shares of common stock and preferred stock, NeoGenomics is obligated to pay GE Medical $3.0 million.

•	In the event the Purchase Agreement is terminated by GE Medical as a result of the occurrence of a Triggering Event (as defined in the Purchase Agreement), NeoGenomics is obligated to pay GE Medical $15.0 million.

•	In the event the Purchase Agreement is terminated:

•	by GE Medical as a result of the breach by NeoGenomics of any of its representations or warranties or a failure by NeoGenomics to comply with any covenant or agreement that would cause the closing condition relating to truth of representations and performance of covenants not to be satisfied, and such closing condition is incapable of being satisfied by the Outside Date; or

•	by GE Medical or NeoGenomics as a result of a failure to close by the Outside Date and the closing conditions relating to receipt of required approvals, the making of required notices and the expiration or termination of waiting periods imposed by any government authority have been satisfied; or

•	by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the issuance of the NEO Shares or the amendments to the NeoGenomics Articles of Incorporation to increase the number of authorized shares of common stock and preferred stock;

and

•	a Parent Acquisition Proposal (as defined in the Purchase Agreement) has been made after the date of the Purchase Agreement and within 12 months of the termination of the Purchase Agreement, NeoGenomics (a) enters into a definitive agreement with respect to a Parent Acquisition Proposal or (b) consummates a Parent Acquisition Proposal;

then NeoGenomics is obligated to pay GE Medical $15.0 million; provided, that any amounts previously paid by NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the issuance of the NEO Shares or the amendments to the NeoGenomics Articles of Incorporation to increase the number of authorized shares of common stock and preferred stock shall be credited against such amount.

Subject to certain exceptions and other provisions, NeoGenomics and GE Medical have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters. The indemnification provided by each party to the other with respect to breaches of non-healthcare fundamental representations and warranties is $280 million, and with respect to all other breaches of representations and warranties is $50 million. Breaches of all representations and warranties other than fundamental healthcare representations and warranties is subject to a$2.0 million aggregate deductible and applies only to such losses in excess of $2.0 million in the aggregate, subject to certain exceptions. The indemnification provided by each party to the other with respect to breaches of representations and warranties of certain healthcare-related fundamental representations and warranties is subject to a $2.0 million “tipping basket” and applies at the point such losses exceed $2.0 million in the aggregate, after which indemnification is available from the first dollar of loss, each of which cap and basket amounts is subject to certain exceptions.

Completion of the Transaction is anticipated to occur near the end of 2015 or early 2016, although there can be no assurance the Transaction will occur within the expected timeframe or at all.

Investor Board Rights, Lockup and Standstill Agreement

Concurrent with the closing of the Transaction, NeoGenomics and GE Medical will enter into the Investor Board Rights, Lockup and Standstill Agreement (the “Investor Rights Agreement”).

GE Medical Representation on the NeoGenomics Board of Directors

NeoGenomics is required to use commercially reasonable efforts to appoint, within ten business days of the closing of the Transaction, one director designated by GE Medical to the Board; provided that such designee meets the director qualification requirements set forth in the Investor Rights Agreement. Thereafter, for so long as GE Medical, or GE and its subsidiaries (collectively, the “GE Parties”) continue to beneficially own in the aggregate at least 10% of our then-outstanding voting stock, GE Medical will be entitled to designate for nomination one director for election at each annual or special meeting of our stockholders at which directors of the Board are to be elected and at which the seat held by GE Medical’s designee is subject to election (an “election meeting”).

Subject to the director qualification requirements set forth in the Investor Rights Agreement, NeoGenomics is required to appoint GE Medical’s designee to the Board, include such designee on the management nomination slate, recommend that NeoGenomics stockholders vote in favor of such designee, and use commercially reasonable efforts to cause the election of such designee at each election meeting.

GE Medical must vote all shares of NeoGenomics voting stock beneficially owned by it in favor of the management nomination slate. However, GE Medical’s obligation to do so will expire upon the earlier of:

•	the date on which GE Medical’s director designation rights terminate pursuant to the Investor Rights Agreement; and

•	NeoGenomics’ material breach of any of its obligations under the Investor Rights Agreement which breach is incurable or remains uncured 10 business days following notice thereof from GE Medical.

Board Observer Rights

For so long as the GE Parties continue to beneficially own at least 20% of NeoGenomics’ then-outstanding voting stock, GE will be entitled to have one representative of the GE Parties acceptable to NeoGenomics attend all meetings of the Board (and any committees upon which GE Medical’s designee sits that are held incident with such Board meeting), in a non-voting observer capacity, and such representative will receive copies of all notices, minutes, consents and other materials NeoGenomics provides to its directors in connection with such meeting. NeoGenomics may exclude such representative from access to any of such materials or meetings or portions thereof if it believe that any such material or portion thereof is a trade secret or similar confidential information or such exclusion is necessary to preserve the attorney-client privilege.

General Standstill Provisions

For a period of 48 months following the closing of the Transaction, unless specifically approved by NeoGenomics or earlier terminated in accordance with the Investor Rights Agreement, none of the GE Parties will, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, to acquire ownership of any shares of NeoGenomics common stock, except the NEO Shares, any shares issued or issuable upon conversion of the NEO Preferred Shares or as a result of the terms of the NEO Preferred Shares, any shares issued or issuable as a result of any stock split, stock dividend, right, warrant, or other distribution, recapitalization or offering made available by NeoGenomics to holders of its voting stock or shares acquired pursuant to the participation rights provided in the Investor Rights Agreement.

Transfer Restrictions

None of the GE Parties may, without NeoGenomics’ prior written consent, sell or transfer any of the NEO Shares, or engage in any hedging or other transaction designed to or that reasonably could be expected to lead to or result in the disposition of the NEO Shares, until the earlier of (a) two years from the closing of the Transaction and (b) the date which is 6 months after NeoGenomics has redeemed all of the Series A Preferred Stock, unless such prohibitions are earlier terminated in accordance with the Investor Rights Agreement. However, this restriction will not apply to any of the following dispositions, among others:

•	dispositions by one GE Party to another in compliance with the Investor Rights Agreement;

•	dispositions by the GE Parties during any three month period that in the aggregate satisfy the volume limitations under Rule 144 of the Securities Act of 1933, as amended;

•	dispositions resulting from the exercise of any rights under the piggyback registration provisions in the Registration Rights Agreement (as described below);

•	dispositions to NeoGenomics or any of its affiliates;

•	dispositions pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving NeoGenomics or its voting stock;

•	dispositions following any of a third party or group’s announcement of its intention to acquire, its entrance into an agreement to acquire, or its acquisition of 25% or more of NeoGenomics outstanding voting stock;

•	dispositions following a third party or group’s entrance into an agreement to acquire, or announcement of its intention to acquire, all or substantially all of NeoGenomics assets;

•	dispositions following a third party or group’s offer, or announcement of its intention to make an offer, to acquire control of NeoGenomics or to elect two or more directors to the Board or otherwise engage in a transaction that would require approval of NeoGenomics stockholders;

•	dispositions following a third party or group’s assistance or encouragement of any other person to engage in, or to announce its intention to engage in, any of the transactions contemplated in any of the three preceding bullets;

•	dispositions following our entrance into an agreement with respect to NeoGenomics’ consolidation, merger, amalgamation, reorganization or otherwise in which NeoGenomics would be merged into or combined with another person, unless immediately following the consummation of such transaction NeoGenomics’ stockholders immediately prior to the consummation of such transaction would continue to hold 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; and

•	dispositions following NeoGenomics’ public announcement of our intention to do any of the actions set forth in the preceding five bullets or other public announcement of its intention to explore strategic alternatives, or any public announcement indicating that it is actively seeking a change in control of NeoGenomics.

Anti-Takeover Provisions

NeoGenomics may not implement a stockholder rights plan of a type commonly known as a “poison pill” unless such plan specifically permits the GE Parties to beneficially own the percentage of NeoGenomics outstanding voting stock they own as of the date of adoption of such plan, plus any increase in such percentage resulting from shares of voting stock acquired or that may be acquired pursuant to the terms of the Series A Preferred Stock, or as a result of any stock dividend, stock split or other recapitalization of NeoGenomics, or pursuant to the participation rights provided in the Investor Rights Agreement.

Other Agreements

NeoGenomics, or certain of its affiliates, will also enter into certain other agreements in connection with the Transaction, including the following:

Registration Rights Agreement

Concurrent with the closing of the Transaction, GE Medical and NeoGenomics will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, NeoGenomics is required to file on or before the earlier of (i) 21 months following the closing of the Transaction and (ii) 6 months after we redeem all of the NEO Preferred Shares held by GE Medical, a shelf registration statement for the offer and sale of the NEO Common Shares and any shares of NeoGenomics common stock issuable upon conversion of the NEO Preferred Shares. The agreement also provides GE Medical with customary demand and piggyback registration rights with respect to such shares.

Voting Agreements

In connection with NeoGenomics’ entry into the Purchase Agreement, GE Medical has entered into Voting Agreements with NeoGenomics’ executive officers and directors. The aggregate number of shares of NeoGenomics common stock subject to the Voting Agreements is 4,912,374 shares, comprised of 2,047,374 shares of NeoGenomics common stock and 2,865,000 shares subject to options, warrants and other rights to acquire shares of NeoGenomics common stock, which represents 7.7% of NeoGenomics issued and outstanding shares as of October 15, 2015, assuming all such options, warrants and other rights are exercisable within 60 days of October 15, 2015. Pursuant to the terms of the Voting Agreements, the parties thereto agreed to, among other things, vote the shares subject to such Voting Agreements in favor of the proposals included in a proxy statement to be filed by NeoGenomics with the Securities and Exchange Commission (the “SEC”).

Lockup Agreement

In connection with NeoGenomics’ entry into the Purchase Agreement, each of Douglas VanOort, NeoGenomics’ Chief Executive Officer and Chairman of the Board, and Steven Jones, NeoGenomics’ Executive Vice President—Finance and a member of the Board, entered into a lock-up agreement with GE Medical pursuant to which they agreed, subject to certain exceptions, to not sell any of shares of NeoGenomics common stock or any other of NeoGenomics’ equity securities owned individually by them for a period of six months following the closing of the Transaction.

Transition Services Agreement

Concurrent with the closing of the Transaction, NeoGenomics will enter into a Transition Services Agreement with GE. Pursuant to the terms of the Transition Services Agreement, GE will, on a transitional basis, provide NeoGenomics with certain support services and other assistance after the consummation of the Transaction.

Transitional Trademark License Agreement

Concurrent with the closing of the Transaction, Clarient will enter into a transitional trademark license agreement with Monogram Licensing, Inc. and Monogram Licensing International, Inc., subsidiaries of GE. Under the agreement, Clarient will receive a non-exclusive, royalty-free, worldwide license to use certain trademarks owned by Monogram Licensing and Monogram Licensing International for a period of up to 6 months, while Clarient phases out the licensed trademarks and rebrands.

MultiOmyx License Agreement

Concurrent with the closing of the Transaction, Clarient will enter into a technology license agreement with GE Healthcare Bio-Sciences Corp. Under the agreement, Clarient will receive an exclusive, royalty-bearing license in the United States to use the licensed patents and technical information in conjunction with fluorescent-based tissue staining systems for purposes of performing research, discovery and development of therapeutics and for providing in-vitro diagnostic testing services. The agreement also will grant Clarient a non-exclusive license in the United States to use software programs that process and analyze raw data generated using the MultiOmyx Technology (as defined therein). The agreement terminates 20 years from the effective date, or upon expiry of the last licensed patent, whichever occurs later. Either Clarient or GE Healthcare Bio-Sciences Corp. may terminate the agreement without cause any time after the tenth anniversary of the effective date of the agreement, and GE Healthcare Bio-Sciences Corp. may terminate the agreement without cause if certain milestones are not met in the seventh year of the agreement.

Credit Facilities

NeoGenomics expect to pay the $80.0 million of cash consideration and related fees and expenses of the Transaction using (i) $10.0 million of borrowings under a new $25 million senior secured revolving credit facility (the “Revolving Credit Facility”), (ii) $55.0 million from the proceeds of a new senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) and (iii) the remainder from other available cash. Concurrent with the execution of the Purchase Agreement, NeoGenomics entered into commitment letters providing for the Credit Facilities.

The foregoing descriptions of the Purchase Agreement, Investor Rights Agreement and the other agreements entered into or to be entered into by NeoGenomics or its affiliates in connection with the Transaction do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference, and the forms of the Investor Rights Agreement, the Registration Rights Agreement, Voting Agreements and Certificate of Designations included as exhibits to the Purchase Agreement.

The Purchase Agreement, including certain exhibits thereto, has been included as an exhibit to this Current Report on Form 8-K to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other financial information about the parties thereto or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement are made only for purposes of those agreements and as of specific dates; are solely for the benefit of the parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the dates of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the Purchase Agreement described above in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, NeoGenomics has agreed to deliver the NEO Shares to GE Medical at the closing of the Transaction, subject to the satisfaction of the closing conditions set forth in the Purchase Agreement. The issuance of the NEO Shares by NeoGenomics to GE Medical will be made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this Current Report on Form 8-K should be read in conjunction with the company’s periodic filings with the SEC.

Additional Information

NeoGenomics will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (“SEC”) filing and review process. The proxy statement will contain information about NeoGenomics, Clarient, the proposed transaction and related matters. NeoGenomics stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from NeoGenomics in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about NeoGenomics, without charge, at the SEC’s web site, www.sec.gov, or from NeoGenomics at its website, www.neogenomics.com, or by mailing NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913 Attention: Fred Weidig, Corporate Secretary.

Participants in Solicitation

NeoGenomics and its executive officers and directors may be deemed to be participants in the solicitation of proxies from NeoGenomics’ stockholders with respect to the proposed transaction. Information regarding any interests that NeoGenomics’ executive officers and directors may have in the transaction will be set forth in the proxy statement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George A. Cardoza
George A. Cardoza
Chief Financial Officer

Date: October 26, 2015

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Executive VP, Finance & Dir. of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement

2